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                                                                    EXHIBIT 10.2

    EXCERPT FROM PROSPECTUS DATED JULY 20, 2000 OF FRESENIUS MEDICAL CARE AG

                     DESCRIPTION OF THE POOLING AGREEMENTS

     The following is a summary of the material provisions of the Ordinary shares pooling agreement, dated as of September 27, 1996 among Fresenius AG, our independent directors as agents of the minority holders of Ordinary shares, and us, and the Preference shares pooling agreement dated November 27, 1996 which was entered into among Fresenius AG, our independent directors as agents of the holders of Preference shares, and us.

GENERAL

     We entered into the Ordinary shares pooling agreement for the benefit of all persons who, from time to time, beneficially own our Ordinary shares or ADSs evidencing our Ordinary shares, other than Fresenius AG and its affiliates or their agents and representatives. These persons are known as the minority holders of our Ordinary shares. We entered into the Preference shares pooling agreement for the benefit of all persons from time to time beneficially owning our Preference shares or ADSs evidencing our Preference shares, other than Fresenius AG and its affiliates or their agents and representatives. Under the pooling agreements, beneficial ownership is determined in accordance with the beneficial ownership rules of the Securities and Exchange Commission.

INDEPENDENT DIRECTORS

     During the term of each pooling agreement, no less than one third of all members of the supervisory board to be elected by shareholders must be independent directors, and there must be at least two independent directors. Independent directors are persons without a substantial business or professional relationship with us, Fresenius AG, or any affiliate of either, other than as a director of Fresenius Medical Care AG. If an independent director resigns, is removed, or is otherwise unable or unwilling to serve in that capacity, a new person will be appointed to serve as an independent director in accordance with the provisions of our articles of association and the pooling agreements, if as a result of the resignation or removal the number of independent directors falls below the required minimum.

EXTRAORDINARY TRANSACTIONS

     During the term of each pooling agreement, we and our affiliates and Fresenius AG and its affiliates must comply with all provisions of German law regarding: any merger, consolidation, sale of all or substantially all assets, recapitalization, other business combination, liquidation or other similar action not in the ordinary course of our business, any issuance of shares of our voting capital stock representing more than 10% of our total voting capital stock outstanding on a fully diluted basis, and any amendment to our articles of association which adversely affects any holder of Ordinary shares or Preference shares, as applicable.

INTERESTED TRANSACTIONS

     We and Fresenius AG have agreed that, during the term of each pooling agreement, a majority of the independent directors must approve any transaction or contract, or any series of related transactions or contracts, between Fresenius AG or any of its affiliates, on the one hand, and us or our affiliates, on the other hand, which involves aggregate payments in any year in excess of DM 10 million for each individual transaction or contract, or a related series of transactions or contracts. However, approval is not required if the transaction or contract, or series of related transactions or contracts, has been described in a business plan or budget that a majority of independent directors has previously approved. In any year in which the aggregate amount of transactions that require approval, or that would have required approval in that year but for the fact that such payment or other consideration did not exceed DM 10 million, has exceeded DM 50 million, a majority of the independent directors must approve all further interested transactions involving more than DM 5 million. However, approval is not required if the transaction or contract, or series of related transactions or contracts, has been described in a business plan or budget that a majority of independent directors has previously approved.
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DISPOSITION OF VOTING SHARES; TAKE-ALONG RIGHTS

     During the term of the Preference shares pooling agreement:

     (a) Fresenius AG and its affiliates may not acquire Preference shares during any 90-day period representing more than 5% of the outstanding Preference shares on a fully diluted basis unless:

        - Fresenius AG announces its intention to effect such acquisitions at least two days prior to the commencement of the 90-day period and reports the result of its acquisitions promptly following the 90-day period; or

        - Fresenius AG acquires the shares in an offering in which all holders of Preference shares, including holders of ADSs, shall have preemptive rights; and

     (b) Fresenius AG and its affiliates may not acquire Preference shares, during any 90-day period representing more than 15% of the outstanding Preference shares on a fully diluted basis except:

        - pursuant to a tender offer for all Preference shares, subject to proration made in compliance with the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended; or

        - pursuant to an offering in which all holders of Preference shares, including holders of ADSs, shall have preemptive rights.

     Under the Ordinary shares pooling agreement, holders of Ordinary shares, including ADSs evidencing Ordinary shares, are entitled to similar rights in connection with acquisitions of 5% or 15% of the Ordinary shares, as applicable, by Fresenius AG. In each case, these rights are limited to acquisitions of the class of shares that is the subject of the pooling agreement applicable to that class of shares.

     If Fresenius AG and its affiliates propose to dispose of any of our voting capital stock representing more than 50% of the aggregate voting power of our voting capital stock in a single transaction or in a series of related transactions, they must offer all other holders of our voting capital stock and our Preference shares the opportunity to participate on a pro rata basis. Holders of Ordinary shares are entitled to participate on the same terms and conditions and holders of Preference shares are entitled to participate on comparable terms and conditions. These restrictions do not apply if the disposition is made to a person or entity which Fresenius AG controls and which agrees to be bound by the terms of the pooling agreements, or in a widely distributed public offering.

     During the terms of the pooling agreements, Fresenius AG and its affiliates may not pledge or encumber any of our voting capital stock held by them in such a way that any voting rights may be exercised by the pledgee and may not enter into any other pooling agreement with respect to the voting capital stock, in each case if the action would prevent Fresenius AG from fulfilling its obligations under the respective pooling agreements.

     The restrictions on dispositions of shares do not apply to the Ordinary shares held by Fresenius AG which it is obligated to surrender pursuant to the arrangements relating to rollover options described under "Management -- Options to Purchase Our Securities -- Rollover Options."

LISTING OF AMERICAN DEPOSITARY SHARES; SEC FILINGS

     During the terms of the pooling agreements, Fresenius AG has agreed to use its best efforts to exercise its rights as holder of a majority of our voting shares to cause us to, and we have agreed to,

     - maintain the effectiveness of the deposit agreements for the Preference shares and the Ordinary shares, or a similar agreement, and to assure that the ADSs evidencing the Preference shares and the ADSs evidencing the Ordinary shares are listed on either the New York Stock Exchange or the NASDAQ Stock Market;

     - file all reports, required by the New York Stock Exchange or the NASDAQ Stock Market, as applicable, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable laws;

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     -  prepare all financial statements required for any filing in accordance with generally accepted accounting principles of the U.S.;

     - on an annual basis, prepare audited consolidated financial statements including, without limitation, a balance sheet, a statement of income and retained earnings, and a statement of changes in financial position, and all appropriate notes, all in accordance with generally accepted accounting principles of the U.S., and, on a quarterly basis, prepare and file consolidated financial statements prepared in accordance with generally accepted accounting principles of the U.S.;

     - file materials with the Securities and Exchange Commission with respect to annual and special shareholder meetings under cover of Form 6-K and make the materials available to the depositary for distribution to holders of Ordinary share ADSs, and to holders of Preference share ADSs at any time that holders of Preference shares are entitled to voting rights; and

     - make available to the depositary for distribution to holders of the ADSs representing our Preference shares and ADSs representing our Ordinary shares on an annual basis, a copy of any report prepared by the supervisory board and provided to our shareholders generally pursuant to
        Section 314(2) of the German Stock Corporation Act, or any successor provision. These reports concern the results of the supervisory board's examination of the managing board's report on our relation with affiliated enterprises.

TERM

     The pooling agreements will terminate if:

     -  Fresenius AG or its affiliates acquire all our voting capital stock;

     - Fresenius AG's beneficial ownership of our company is reduced to less than 25% of the voting power of the outstanding our voting capital stock; or

     - we no longer meet the minimum threshold for obligatory registration of the Preference shares or ADSs representing our Preference shares, or the Ordinary shares or ADSs representing our Ordinary shares, as applicable, under Section 12(g)(1) of the Securities Exchange Act of 1934, as amended, and Rule 12g-1 thereunder.

AMENDMENT

     Fresenius AG and a majority of the independent directors may amend the pooling agreements provided that beneficial owners of more than 75% of the Ordinary shares held by minority shareholders or 75% of the Preference shares, as applicable, approve such amendment.

ENFORCEMENT; GOVERNING LAW

     The pooling agreements are governed by New York law and may be enforced in the state and federal courts of New York. Fresenius Medical Care and Fresenius AG have confirmed their intention to abide by the terms of the pooling agreements as described above.

DIRECTORS AND OFFICERS INSURANCE

     Subject to any mandatory restrictions imposed by German law, we have obtained directors and officers insurance in respect of all liabilities arising from or relating to the service of the members of the supervisory board and our officers. We believe that our acquisition of that insurance is in accordance with customary and usual policies followed by public corporations in the U.S.

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